Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement:) is effective as of April 1, 2019, by and between BIOHAVEN PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and WARREN K. VOLLES, an individual resident of the State of Connecticut (the "Executive").
WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will continue to employ Executive in the capacity, for the period and on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:
1.EMPLOYMENT BY THE COMPANY.

a.EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such continued employment in the capacity of General Counsel and Chief Legal Officer of the Company to act in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive will report to the Chief Executive Officer (the "CEO") and agrees that he will devote time, attention and skills to the operation of the Business (as defined below) of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the CEO. These duties shall include, but shall not be limited to, responsibility for the Company's legal matters including providing legal services and advice within the Company to: (i) ensure that the Company is acting in compliance with applicable law; (ii) is fully represented in judicial, regulatory, administrative and other proceedings; (iii) assist the Company to develop, acquire, maintain and enforce intellectual property supporting the Business; (iv) develop, review and manage the legal budget for the Company; (v) recruit and maintain a staff of competent legal professionals to be employed by the Company; (vi) select, supervise and manage all outside counsel supporting the Company's legal activities; and (vii) perform such duties, functions, responsibilities and authority in connection with the foregoing as are from time to time delegated to Executive by the CEO. For purposes of this Agreement, the "Business" of the Company shall be defined as the development and commercialization of neuropsychiatric and other drug candidates and related technology based products. Executive is not bound by the terms of any agreement with any previous employer or other party which would limit his abilities to perform his duties and obligations hereunder.

b.TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for one year periods, unless otherwise terminated by the Executive upon written notice to the other given not less than ninety (90) days prior to the next anniversary of the Agreement. The Initial Term and any renewals thereof shall be referred to herein as the "Term."
2.COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is furthermore understood that the Company shall have the right to deduct or withhold under any provision of applicable law (including but not limited to Social Security

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Exhibit 10.1
payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term) from:

a.SALARY. Executive shall receive an initial annual salary of Three Hundred Seventy-Five Thousand Dollars ($375,000), plus annual cost of living salary increases ("Base Salary"). The applicable Base Salary shall be reviewed by the Board each year prior to the anniversary of this Agreement to determine the annual increase to the applicable year's Base Salary; provided, however, that in no event shall such annual increase be less than cost of living increase. The applicable Base Salary will be paid in equal installments not less frequently than bi-monthly in accordance with the Company's salary payment practices in effect from time to time for senior executives of the Company
b.BONUS PAYMENT. In addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the "Bonus Payment") with a target of thirty-five percent (35%) of the applicable year's Base Salary (the "Bonus Percentage") based upon Executive achieving performance objectives as determined each year by the Board of Directors. The Bonus Payment will be paid in accordance with the Company's bonus payment practices in effect from time to time for senior executives of the Company, but no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured. The Board shall review the Executive's Bonus Percentage annually and may, in the Board's sole discretion, increase the Bonus Percentage based upon the Company's and Executive's performance.

c.EQUITY. In April 2017, Executive was granted an option to purchase 14,500 common shares (the "First Option") of Biohaven Pharmaceutical Holding Company Ltd. (the "Parent"). In September 2017, Executive was granted an option to purchase 5,000 shares of the Parent (the "Second Option"). In December 2017, Executive was granted an option to purchase 20,000 shares of the Parent (the "Third Option"). In November 2018, Executive was granted an option to purchase 12,336 shares of the Parent (the "Fourth Option") and an option to purchase 7,664 shares of the Parent (the "Fifth Option"). In March 2019, Executive was granted an option to purchase I 00,000 shares of the Parent (the "Sixth Option") and an option to purchase 6,000 shares of the Parent (the "Seventh Option"). Each of the First Option, Second Option, Third Option, Fourth Option, Fifth Option, Sixth Option and Seventh Option (together, the "Options") are governed by the Parent's relevant equity plan and/or award agreement, unless specifically stated otherwise in this Agreement. Some of the Options are subject to performance-based vesting.
d.FRINGE BENEFITS. The Company shall spend up to the equivalent of20% of the Executive's Base Salary on health, dental, welfare plans and retirement plans selected by the Executive pursuant to Company-sponsored employee benefit plans, subject to any applicable deductions and withholding requirements and the terms and requirements of such plans ("Benefits Cost"). The Benefits Cost is in addition to the Base Salary, Bonus and other compensation to which Executive from time to time may be entitled hereunder. Executive's right to be reimbursed for business-related expenses is separate and Executive is not required to apply the Benefits Cost to any such expenses.
e.EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, including all necessary continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company's prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by

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Exhibit 10.1
the Company. For the avoidance of doubt, to the extent that any reimbursements payable to Executive under this subsection 2(e) are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
f.VACATIONS AND SICK LEA VE. Executive shall be entitled to vacation and sick leave according to the sick leave policy which the Company many adopt from time to time.
3.INDEMNIFICATION.

a.COMPANY'S OBLIGATION TO INDEMNIFY. To the maximum extent allowable for the law of Delaware and the Bylaws and Certificates of Incorporation of the Company, the Company shall at all times during the Term and thereafter, indemnify and defend and hold Executive harmless from and against all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements as well as attorneys' fees and expenses, personal or otherwise, whether in tort or in contract, law or equity, that the Company or the Executive may incur by reason of or arising out of any claim made by any third party (together, the "Losses"), with respect to Executive's employment with Company in accordance with this Agreement; provided, however, that the Company's foregoing indemnification obligations shall not apply to Losses incurred by the Company as a result of the Executive's willful misconduct, gross negligence, conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior or engagement in activities beyond the scope of his employment hereunder. Indemnification shall include all costs, including actual attorneys' fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement.
b.EXECUTIVE'S OBLIGATION TO INDEMNIFY. To the maximum extent allowable for the law of Delaware, Executive shall also at all times during the term of this Agreement and thereafter, indemnify and defend and hold Company, its founders, owners, directors, officers, employees, advisors, agents, partners, service providers and affiliates harmless from and against all Losses with respect to the Executive's willful misconduct, gross negligence, conviction of a felony (including entry of a plea of nolo contendere) for illegal or criminal behavior or engagement in activities beyond the scope of his employment hereunder during the Executive's employment with Company in accordance with this Agreement. Indemnification shall include all costs, including reasonable attorneys' fees and expenses reasonably incurred in pursuing indemnity claims under or enforcement of this Agreement.
4.LIMITATION OF LIABILITY. EXECUTIVE AGREES THAT REGARDLESS OF THE FORM OF ANY CLAIM, EXECUTIVES' SOLE REMEDY AND COMPANY OBLIGATION WITH RESPECT TO ANY CLAIMS MADE RELATED TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY THIS AGREEMENT, AND IN ALL CASES EXECUTIVE'S REMEDIES SHALL BE LIMITED SPECIFICALLY TO COMPANY AND NOT TO ASSETS OR PERSONAL AND BUSINESS INTERESTS OF COMPANY FOUNDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES. IT IS EXPRESSLY AGREED THAT IN NO EVENT SHALL COMPANY, ITS FOUNDERS, OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, PARTNERS AND AFFILIATES BE LIABLE FOR PERSONAL, INCIDENTAL, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY

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Exhibit 10.1
KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS REGARDLESS OF WHETHER COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

5.INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably requires by the insurance companies to which application is made pursuant to such insurance. Executive agrees that he shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on the Executive's life.
6.TERMINATION OF EMPLOYMENT.

a.TERMINATION BY THE COMPANY WITHOUT JUST CAUSE, BY VIRTUE OF DEATH OR DISABILITY OF THE EXECUTIVE, OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.
i.The Company shall have the right to terminate Executive's employment with the Company pursuant to this Section 6(a) at any time, in accordance with Section 6(d), without "Just Cause" (as defined in Section 6(c)(ii) below) or by virtue of the Executive's death or Disability (as defined herein) by giving notice as described in Section 9(a) of this Agreement. The Executive shall have the right to terminate his employment for Good Reason in accordance with Section 6(a)(vi).
ii.If the Company terminates Executive's employment at any time without Just Cause or by virtue of the death or Disability of the Executive or Executive terminates his employment with the Company for "Good Reason" (as defined in Section 6(a)(vi) below) and provided that such termination constitutes a ·'separation from service" (as defined under Treasury Regulation Section
l .409A-l (h), without regard to any alternative definition thereunder, a "Separation from Service"), then Executive shall be entitled to receive the Accrued Obligations (defined in 6(a)(iv) below). If Executive complies with the obligations in Section 6(a)(iii) below, Executive shall also be eligible to receive the following "Severance Benefits":
I.The Company will pay Executive an amount equal to Executive's then current Base Salary for twelve (12) months (the "Severance Period"), less all applicable withholdings and deductions, paid in equal installments beginning on the first day of the month following the Release Effective Date (as defined in Section 6(a)(iii) below), with the remaining installments occurring on the first day of each remaining month of the Severance Period thereafter.
2.If Executive timely elects continued coverage under COBRA or, if applicable, state insurance laws, for himself and his covered dependents under the Company's group health plans following such termination, then the Company shall pay the COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, necessary to continue Executive's and his covered dependents' health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the "COBRA Severance Period"); (ii) the date when Executive becomes eligible for

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Exhibit 10.1
substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA or state continuation coverage (or, with respect to his covered dependents, the date they cease to be eligible for COBRA or state continuation coverage) for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the "COBRA Payment Period"). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums or, if applicable, premiums for continuation coverage under state insurance laws, on Executive's behalf would result in a violation of applicable law (including, but not limited to, the 20 IO Patient Protection and Affordable Care Act, as amended by the 20 IO Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium or, if applicable, premiums for continuation coverage under state insurance laws, for such month, subject to applicable tax withholding (such amount, the "Special Severance Payment"), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.
3.The Company shall pay to the Executive the premiums for the continuation of the Executive's life insurance benefits for a period of twelve (12) months from the date of termination, subject to any applicable withholdings and deductions, in monthly installments commencing on the Company's first regular payroll date that is more than sixty (60) days following the date of termination.
4.Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Executive's employment termination date, the vesting and exercisability of all unvested shares subject to the Options shall accelerate such that all shares subject to the Options shall become immediately vested and exercisable by Executive upon such termination and the Options shall remain exercisable, if applicable, for twenty-four months following Executive's termination.
iii.Executive will be paid all of the Accrued Obligations on the Company's first payroll date after Executive's date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6(a)(ii) or Change in Control Severance Benefits pursuant to Section 6(b)(i) of this Agreement if by the 60th day following the date of Executive's Separation from Service, he has signed and delivered to the Company a reasonable separation agreement that includes a general release in favor of the Company (the" Release"), which cannot be revoked in whole or pai1 by such date (the date that the Release can no longer be revoked is referred to as the "Release Effective Date").
iv.For purposes of this Agreement, ''Accrued Obligations" are any accrued but unpaid po11ion of the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Section 2(d) and hereof) that have been earned by the Executive as the date of such termination.
v.For purposes of this Agreement, and subject to applicable state and federal law, termination by the Company on account of the Executive's "Disability" shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any

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Exhibit 10.1
twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. Whenever Severance Benefits or Change in Control Severance Benefits are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such Disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Benefits or Change in Control Severance Benefits payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company.
vi.For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's consent: (I) a material reduction in Executive's Base Salary; (2) a material reduction in the Executive's duties, authority and responsibilities relative to the Executive's duties, authority, and responsibilities in effect immediately prior to such reduction; (3) the relocation of Executive's principal place of employment, without Executive's consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; (4) any material breach of the Agreement by the Company or its successors; or (5) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors shall have assumed all duties and obligations of the Company under the Agreement; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (a) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); (c) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated and (d) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

b.TERMINATION BY THE COMPANY WITHOUT JUST CAUSE OR
RESIGNATION BY THE EXECUTIVE FOR GOOD REASON COINCIDENT WITH A CHANGE IN CONTROL.
i.If Executive's employment by the Company is terminated by the Company or any successor entity without "Just Cause" (as defined in Section 6(c)(ii)) (not including termination by virtue of death or Disability) or by Executive for Good Reason within twelve (12) months following the effective date of a ''Change in Control" (as defined below), provided that such termination constitutes a Separation from Service, without regard to any alternative definition thereunder, then in addition to paying or providing Executive with the Accrued Obligations and subject to compliance with Section 6(a)(iii), the Company will provide the following "Change in Control Severance Benefits":
1.The Company will pay the benefits as described in Sections 6(a)(ii)(l ), 6(a)(ii)(2), and 6(a)(ii)(3).
2.The Company will pay an additional amount equivalent to Executive's full Bonus Percentage, for the performance year in which Executive's termination occurs. This bonus

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Exhibit 10.1
will be payable subject to standard federal and state payroll withholding requirements and paid in equal installments beginning on the first day of the month following the Release Effective Date (as defined in Section 6(a)(iii)), with the remaining installments occurring on the first day of the month for the eleven
(11) months thereafter; and

3.Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, effective as of Executive's employment termination date, the vesting and exercisability of all unvested time-based vesting equity awards then held by Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Executive upon such termination and all stock options held by Executive shall remain exercisable, if applicable, for twelve (12) months following Executive's termination. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.
ii.For purposes of this Agreement, a "Change in Control" means the occurrence of any of the events set forth in clauses (i), (ii) or (iii) with respect to either of the Company or the Parent, or the event set forth in clause (v) with respect to the Company, in each case of the definition of Change in Control set forth in the Company's 2017 Equity Incentive Plan, as may be amended from time to time.
c.TERMINATION FOR JUST CAUSE OR VOLUNTARY TERMINATION.

i.If Executive·s employment is terminated prior to the expiration of the Term for just cause or if Executive's employment is terminated as set forth in Section 6(d)(ii) or (iii) hereof (not including a resignation for Good Reason), Executive shall NOT be entitled to receive any Severance Benefits (as defined in Section 6(a)(ii)) or Change in Control Severance Benefits (defined in Section 6(b)(i)) and will only be entitled to receive any accrued but unpaid portion of the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Section 2(d) and hereof) that have been earned by the Executive as the date of such termination.
ii.For the purposes hereof, the Company shall have "Just Cause" to terminate Executive's employment hereunder as a result of Executive's gross negligence, willful misconduct, conviction of a felony (including the entry of a plea of nolo contendere) for illegal or criminal behavior in carrying out his duties as required pursuant to the terms of the Agreement. Notwithstanding any other provision contained herein, the Company shall have the right to terminate the agreement and Executive's employment without just cause, and Executive's remedies hereunder in the event of such termination shall be limited to the Severance Benefits or Change in Control Severance Benefits, as applicable, set forth in Section 6(a)(ii) and 6(b)(i) hereof.
d.EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:
1.    the expiration of the Term;

ii.the mutual written agreement of the Company and the Executive;

111.    the voluntary termination of the Executive other than as a result of a resignation for Good Reason (as defined in Section 6(a)(vi));

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Exhibit 10.1
iv.    the death of Executive or Executive's retirement;

v.termination on account of a Disability (as defined above);

vi.the termination of the Executive by the Company with or without Just Cause (as defined in Section 6(c)(ii)) upon giving written notice to Executive; or

vii.for a termination for Good Reason, immediately upon Executive's full satisfaction of the requirements of Section 6(a)(vi)
e.SECTION 409A.

i.Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively 'Section 409A '). Severance benefits shall not commence until the Executive has a "separation from service" (as defined under Treasury Regulation Section I .409A-I (h), without regard to any alternative definition thereunder, a "separation from service'). Each installment of severance benefits is a separate "payment" for purposes of Treas. Reg. Section I .409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections I .409A-I (b)(4), 1.409A-1 (b)(5) and 1.409A-I (b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a "specified employee" for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive's separation from service, (ii) the Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The pat1ies acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption. To the extent that any severance payments or benefits are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of such severance payments and benefits will not be made or begin until the later calendar year.

ii.It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

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Exhibit 10.1
7.RESTRICTIVE COVENANTS.

a.CIIA. As a condition of continued employment, Executive agrees to abide by the Confidential Information and Invention Assignment Agreement, attached as Exhibit A, that he has executed contemporaneously with this Agreement (the ''CIIA"). The CIIA may be amended from time to time without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

b.NON-SOLICITATION AND NON-COMPETITION. Executive and the Company
agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:
i.Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; provided, however, the Company acknowledges that Executive currently engages in a number of activities set forth on Exhibit B as long as such permitted activities do not have a material adverse effect on the Executive's performance or this Agreement.
ii.Without the prior written consent of the Company and upon any termination of Executive's employment with the Company and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (x) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended, (y) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that po11ion of the Competitor's business that is Competitive with the Business of the Company, or (z) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.
iii.    Upon termination of his employment with the Company, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.
iv.    For purposes of this Agreement, a business or activity is in "Competition" or "Competitive" with the Business of the Company if it involves, and a person or entity is a "Competitor'', if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology

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Exhibit 10.1
involving any other proprietary research or development engaged in or conducted by the Company during the Term of Executive's employment with the Company.

8.SECTION 280G; LIMITATIONS ON PAYMENT.

a.If any payment or benefit Executive will or may receive from the Company or otherwise (a "280G Payment") would constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

b.Notwithstanding any provision of Section 8(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Just Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
c.Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 8. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

Exhibit 10.1
d.If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a), Executive shall have no obligation to return any po1iion of the Payment pursuant to the preceding sentence.

9.GENERAL PROVISIONS.
a.NOTICES. Any notices required hereunder to be in writing shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (I) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll or Executive's company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.
b.ENTIRE AGREEMENT. This Agreement, together with Exhibit A and Exhibit B, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.
c.GOVERNING LAW. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Connecticut.
d.ASSIGNMENT. The rights and obligations of the pa11ies under this Agreement shall not be assignable without written permission of the other party.
e.SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of Connecticut or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective shall be given such full force and effect as may be permitted by law.
f.SURVIVAL. The obligations under Sections 3, 4, 6, 7, 8 and 9 shall survive the termination of this Agreement.
g.REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 3, 4, and 7 hereof the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any cou11 of competent jurisdiction, to obtain damages for any breach thereof.

Exhibit 10.1
h.DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the pai1ies shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each pai1y shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Connecticut and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of Connecticut or in the United States District Court for the District of Connecticut, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Biohaven Pharmaceuticals, Inc.
By:	/s/ Vlad Coric, M.D.
Name:	Vlad Coric, M.D.
Title:	Chief Executive Officer

/s/ Warren K. Volles
Warren K. Volles

Exhibit 10.1

EXHIBIT A
Biohaven Pharmaceuticals, Inc. Confidential Information and Invention Assignment Agreement

Exhibit 10.1

EXHIBIT B

Ongoing Activities of Executive

Operation of IPraxus Legal, LLC for the purposes of: (i) providing supplemental legal services to the Company as mutually agreed by the Company and Executive; and (ii) providing legal services to Kleo Pharmaceuticals, Inc. through IPraxus Legal, LLC or under a legal services agreement between Company and Kleo Pharmaceuticals, Inc., as mutually agreed by the Company and Executive.